Exhibit 10.7

FORM OF GOVERNANCE AGREEMENT

THIS GOVERNANCE AGREEMENT, dated as of [●], 2022, is entered into by and among (i) Presto Automation Inc., a Delaware corporation (the “Company”), (ii) the REMUS Stockholders (as defined herein), (iii) Rajat Suri (“Chief Executive Officer”), (iv) Presto CA LLC, a Delaware limited liability company (“CA,” and together with the REMUS Stockholders and the Chief Executive Officer, collectively, the “Principal Stockholders” and each a “Principal Stockholder”) and (v) solely for purposes Section 2.3, Section 2.5 and Article III, I2BF Global Investments Ltd., a Cayman Islands exempted company (“I2BF”). Capitalized terms used herein without definition shall have the meanings set forth in Section 1.1.

WITNESSETH:

WHEREAS, E La Carte, Inc. entered into that certain Agreement and Plan of Merger, dated as of November 10, 2021 (as amended or supplemented from time to time, the “Merger Agreement”), with Ventoux CCM Acquisition Corp. (“Ventoux”), Ventoux Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Ventoux, and Ventoux Merger Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Ventoux;

WHEREAS, on the date hereof, the parties to the Merger Agreement consummated the transactions contemplated by the Merger Agreement (the “Merger”), and the Principal Stockholders received shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”);

WHEREAS, immediately after the completion of the Merger, the Principal Stockholders will own approximately [●]% of the issued and outstanding Company Shares (as defined below); and

WHEREAS, the parties hereto desire to provide for certain governance rights and other matters for the period on and after the effective time of the Merger.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

Article I
certain DEFINITIONS

Section 1.1  Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such first Person. For these purposes, (i) “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and (ii) a Person shall be deemed to be an Affiliate of another Person if such Person has formed a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) for the purpose of acquiring, holding, voting or disposing of voting securities of the Company.

“Agreement” shall mean this Governance Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

“Board Designees” shall mean the directors designated by the Principal Stockholders pursuant to Section 2.1.

“Board of Directors” shall mean the Board of Directors of the Company.

“Bylaws” shall have the meaning set forth in Section 2.2(a).

“Chief Executive Officer” shall have the meaning set forth in the preamble.

“Chief Executive Officer Designee” shall have the meaning set forth in Section 2.1(f).

“CA” shall have the meaning set forth in the preamble.

“CA Designee” shall have the meaning set forth in Section 2.1(e).

“Common Stock” shall have the meaning set forth in the recitals.

“Company” shall have the meaning set forth in the preamble.

“Company Shares” means (i) all shares of Common Stock that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested), (ii) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested) and (iii) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of unit or stock dividend or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization.

“Merger” shall have the meaning set forth in the preamble.

“Merger Agreement” shall have the meaning set forth in the preamble.

“Necessary Action” means, with respect to a specified result, all commercially reasonable actions required to cause such result that are within the power of a specified Person, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result and (v) causing members of the Board of Directors, subject to any fiduciary duties that such members may have as directors of the Company (including pursuant to Section 2.1(e)), to act in a certain manner, including causing members of the Board of Directors or any nominating or similar committee of the Board of Directors to recommend the appointment or nomination of any Board Designees as provided by this Agreement.

“Person” shall mean an individual, corporation, company, limited liability company, association, partnership, joint venture, organization, business, trust or any other entity or organization, including a government or any subdivision or agency thereof.

“Principal Stockholders” shall have the meaning set forth in the preamble.

“REMUS Designee” shall have the meaning set forth in Section 2.1(d).

“REMUS Stockholders” means, collectively, those entities set forth under the heading “REMUS Stockholders” on the signature pages hereto.

Article II
CORPORATE GOVERNANCE

Section 2.1  Board of Directors.

(a) Composition of Initial Board. The Company and the Principal Stockholders shall take all Necessary Action to cause the Board of Directors to be comprised of eight directors. The initial seven members of the Board of Directors shall be (i) Krishna Gupta, whom shall be deemed to have been designated by the REMUS Stockholders, (ii) Rajat Suri, whom shall be deemed to have been designated by the Chief Executive Officer, and (iii) Keith Kravcik, Ed Scheetz, Gail Zauder, Ilya Golubovich, and Kim Axel Lopdrup, with the vacancy to be filled after the date of this Agreement by an individual proposed by the Company’s Nominating and Governance Committee and approved by the Board of Directors. Krishna Gupta shall initially serve as the Chairperson of the Board of Directors and shall continue in such role after the 2023 annual meeting of stockholders until the earlier of (1) such time as he is no longer a director of the Company, and (2) the succeeding annual meeting of stockholders of the Company at which the class of directors of which he is a member is subject to reelection. The foregoing directors shall be divided into three classes of directors, each of whose members shall serve for staggered three-year terms as follows:

(i)  the Class I directors shall initially be Krishna Gupta, Keith Kravcik and Ed Scheetz;

(ii)  the Class II directors shall initially be Ilya Golubovich and the Chief Executive Officer; and

(iii)  the Class III directors shall initially be Kim Axel Lopdrup and Gail Zauder.

(b)  Board Size. Any change to the size of the Board of Directors must be authorized by the affirmative vote of a majority of the entire Board of Directors.

(c)  Each of the initial Class I directors, other than Mr. Scheetz, shall be nominated for reelection by stockholders at the 2023 annual meeting of stockholders and, subject to Section 2.1(e), shall hold office until the annual meeting of stockholders in 2026 or until their earlier resignation, removal or death. Class II directors shall be nominated for reelection by the stockholders at the 2024 annual meeting of stockholders and shall hold office until the annual meeting of stockholders in 2027 or until their earlier resignation, removal or death. Class III directors shall be nominated for reelection by the stockholders at the 2025 annual meeting of stockholders and shall and shall hold office until the annual meeting of stockholders in 2028 or until their earlier resignation, removal or death.

(d)  REMUS Representation.

(i)  In the event that Gail Zauder resigns or is removed within the 12 months following the consummation of the Merger, the REMUS Stockholders shall have the exclusive right to designate a successor for appointment. Thereafter, any successor to Ms. Zauder shall be determined and designated for election or appointment by the Company’s Nominating and Governance Committee with approval by the Board of Directors. For the avoidance of doubt, any successor director designated by the REMUS Stockholders pursuant to this Section 2.1(d)(i) shall not be considered a REMUS Designee for purposes of the REMUS Stockholders’ right to nominate a Class I director pursuant to Section 2.1(d)(ii).

(ii)  For so long as the REMUS Stockholders and any of their respective Affiliates hold, in the aggregate, not less than five percent of the Company’s outstanding voting securities, the REMUS Stockholders shall be entitled (but not obligated) to nominate for election and require the Company and the Principal Stockholders to take Necessary Action to include a single Class I director (a “REMUS Designee”) in the slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected.

(e)  CA Representation. For so long as CA and its Affiliates hold, in the aggregate, not less than 75.0%, collectively, of the shares of Common Stock they hold immediately following the consummation of the transactions contemplated by the Merger Agreement, CA shall be entitled (but not obligated) to nominate for election and require the Company and the Principal Stockholders to take Necessary Action to include a single Class I director (a “CA Designee”) in the slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected; provided, that any provision of this Agreement to the contrary notwithstanding, within three business days of the date on which CA and its Affiliates hold, in the aggregate, less than 75.0%, collectively, of the shares of Common Stock they hold immediately following the consummation of the transactions contemplated by the Merger Agreement, CA shall notify the Company and, promptly following the written request of the Nominating and Governance Committee of the Board of Directors, shall cause the CA Designee to execute and deliver an irrevocable written resignation from the Board of Directors and any committees on which he or she then sits.

(f)  Chief Executive Officer Representation. For so long as the Chief Executive Officer and his Affiliates hold, in the aggregate, not less than five percent of the Company’s outstanding voting securities, the Chief Executive Officer shall be entitled (but not obligated) to nominate for election and require the Company and the Principal Stockholders to take Necessary Action to include a single Class II director (a “Chief Executive Officer Designee”) in the slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected.

(g)  Additional Obligations. An individual designated by a Principal Stockholder for election (including pursuant to Sections 2.1(d), (e) or (f)) as a director shall comply with the requirements of the charter for, and related guidelines of, the Company’s Nominating and Governance Committee. Notwithstanding anything to the contrary in this Article II, in the event that the Board of Directors determines in good faith, after consultation with outside legal counsel, that its nomination, appointment or election of a particular Board Designee pursuant to this Section 2.1 or Section 2.2 would constitute a breach of its fiduciary duties to the Company’s stockholders or does not otherwise comply with any requirements of the charter for, or related guidelines of, the Nominating and Governance Committee, then the Board of Directors shall inform such Principal Stockholder of such determination in writing and explain in reasonable detail the basis for such determination and shall designate another individual designated for nomination, election or appointment to the Board of Directors by such Principal Stockholder, and the Board of Directors and the Company shall take all of the actions required by this Article II with respect to the election of such substitute Board Designee. It is hereby acknowledged and agreed that the fact that a particular Board Designee is an Affiliate, director, professional, partner, member, manager, employee or agent of a Principal Stockholder or is not an independent director shall not in and of itself constitute an acceptable basis for such determination by the Board of Directors.

(h)  Replacement of Board Designees. Except as provided in Sections 2.1(d), (e) and (f), as applicable, with respect to decreases in ownership of the Principal Stockholders, (i) each Principal Stockholder shall have the exclusive right to request the resignation of its Board Designee from the Board of Directors and (ii) each Principal Stockholder shall have the exclusive right to designate a replacement director to fill the vacancy (for the remainder of the then current term) created by reason of death, disability, removal or resignation of its Board Designee, and, subject to the provisions of Section 2.1(g), the Company and the Principal Stockholders shall take all Necessary Action to cause any such vacancies to be filled by the replacement director designated by such designating Principal Stockholder as promptly as reasonably practicable.

(i)  Other Nominations; Vacancies. Notwithstanding anything contained in this Agreement to the contrary, other than the Principal Stockholders’ rights to (i) nominate individuals for election as specifically set forth in Sections 2.1(d), (e) and (f) and (ii) designate replacement directors in accordance with Section 2.1(h), no Principal Stockholder shall have any right nominate or designate any individual for election or appointment to the Board of Directors, or to fill any vacancy on the Board of Directors, whether such vacancy is caused by a change to the size of the Board of Directors or by the resignation, removal or death of a director.

Section 2.2  Committees of the Board of Directors.

(a)  The Company and the Principal Stockholders acknowledge and agree that the Board of Directors may, by resolution, designate from among the directors one or more committees, each of which shall be comprised of one or more directors. Any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board of Directors, subject to the limitations set forth in the charter, bylaws (as they may be amended from time to time, the “Bylaws”) and applicable law. The Board of Directors may dissolve any committee or remove any member of a committee at any time.

(b)  The Board of Directors shall constitute and charter an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, comprised solely of independent directors and with an initial constitution as follows:

(i)  the members of the Audit Committee shall initially be Gail Zauder (Chair), Ilya Golubovich and Keith Kravcik;

(ii)  the members of the Compensation Committee shall initially be Kim Axel Lopdrup (Chair), Ilya Golubovich and Gail Zauder; and

(iii)  the members of the Nominating and Governance Committee shall initially be Ilya Golubovich (Chair), Krishna Gupta and Keith Kravcik.

(c)  The members of each committee shall be appointed by the Board of Directors in accordance with the Bylaws based on recommendations from the Nominating and Governance Committee of the Board of Directors, and shall serve at the discretion of the Board of Directors. The Board of Directors may remove any member of any committee at any time with or without cause, and vacancies occurring on the committee shall be filled by the Board of Directors. The Board of Directors shall appoint a Chairperson of each committee to preside at all meetings of such committee. If a Chairperson is not designated or present at a meeting of a committee, the members of the committee may designate a Chairperson by majority vote of the committee membership.

Section 2.3  Voting Agreement. Each Principal Stockholder agrees, in person or by proxy, to cast all votes to which such Principal Stockholder is entitled in respect of its Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board of Directors those individuals designated in accordance with Section 2.1 and 2.2 and to otherwise effect the intent of this Article II.

Section 2.4  Agreement of Company. The Company hereby agrees that it will take all Necessary Actions to cause the matters addressed by this Article II to be carried out in accordance with the provisions thereof. Without limiting the foregoing, the Secretary of the Company or such other officer or employee of the Company who may be fulfilling the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Article II.

Section 2.5  Restrictions on Other Agreements. No Principal Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any Person with respect to its Company Shares if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other Principal Stockholders, I2BF, holders of Company Shares that are not parties to this Agreement or otherwise).

Article III

REPRESENTATIONS And Warranties

Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement, severally on behalf of itself and not jointly, that as of the date such party executes this Agreement:

Section 3.1  Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. If such party is an entity, it is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. If such party is a natural person, such person has full capacity to contract. This Agreement has been duly executed by each of the parties hereto and constitutes his or its legal, valid and binding obligation, enforceable against him or it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally, or by the general principles of equity. No representation is made by any party with respect to the regulatory effect of this Agreement, and each of the parties has had an opportunity to consult with counsel as to his or its rights and responsibilities under this Agreement. No party makes any representation to any other party as to future law or regulation or the future interpretation of existing laws or regulations by any governmental authority or self-regulatory organization.

Section 3.2  Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (i) conflict with, or result in the breach of, any provision of the constitutive documents of such party, if any; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (iii) violate any law applicable to such party.

Section 3.3  Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with the execution, delivery or performance of this Agreement.

Article IV
miscellaenous

Section 4.1  Termination. This Agreement shall terminate and be of no further force and effect (a) solely with respect to a party hereto, in the event that such party ceases to own any shares of Common Stock, (b) upon the written agreement of the Principal Stockholders to terminate this Agreement or (c) subject to the final sentence of Section 4.7 of this Agreement, if its provisions become illegal or are interpreted by any governmental authority to be illegal, or any exchange on which the Common Stock are traded asserts in writing that its existence will threaten the continued listing of the Common Stock on such exchange. In the event of a circumstance contemplated by clause (a) of this Section 4.1, this Agreement shall remain in full force and effect with respect to the remaining parties hereto, and for purposes of this Agreement, the party ceasing to own any shares of Common Stock shall have no further rights or benefits hereunder.

Section 4.2  Successors and Assigns; Beneficiaries. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided that each Principal Stockholder (from time to time party hereto) shall be entitled to assign (solely in connection with a transfer of Common Stock) to any of its Affiliates, without such prior written consent, any of its rights and obligations hereunder; provided, further, that any such Affiliate agrees be bound by the obligations hereunder.

Section 4.3  Amendment and Modification; Waiver of Compliance.

(a)  This Agreement may be amended only by a written instrument duly executed by the Company and the Principal Stockholders.

(b)  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 4.4  Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by electronic mail, facsimile, or first class mail, or by Federal Express, United Parcel Service or other similar courier or other similar means of communication, as follows:

(a)  If to the Company, addressed to [●];

(b)  If to the REMUS Stockholders, addressed to [●];

(c)  If to I2BF, addressed to [●];

(d)  If to CA, addressed to [●]; and

(e)  If to the Chief Executive Officer, addressed to [●];

or, in each case, to such other address or electronic mail address as such party may designate in writing to each Principal Stockholder by written notice given in the manner specified herein.

All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by electronic mail or facsimile (with confirmed receipt or transmission), on the next business day if sent by overnight courier service (with confirmed delivery) or when received if sent by first class mail.

Section 4.5  Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

Section 4.6  Entire Agreement. The provisions of this Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to such subject matter.

Section 4.7  Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. If this Agreement would be required to be terminated pursuant to clause (c) of Section 4.1 of this Agreement, the parties to this Agreement shall use their respective reasonable best efforts to cause the provisions of this Agreement to be reformed, prior to any such termination, to the fullest extent possible to both effectuate the intent of the parties to this Agreement (as of the date of this Agreement) and not cause the termination of this Agreement pursuant to Section 4.1 of this Agreement.

Section 4.8  CHOICE OF LAW AND VENUE; WAIVER OF RIGHT TO JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF DELAWARE, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE STATE OF DELAWARE); (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (6) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (7) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 4.9  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.10  Further Assurances. At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

IN WITNESS WHEREOF, each of the undersigned has signed this Governance Agreement as of the date first above written.

PRESTO AUTOMATION INC.

By:
Name:
Title:

REMUS STOCKHOLDERS:

ROMULUS CAPITAL I, L.P.

By:	Romulus Capital Partners I, LLC, its General Partner

By:
Name:
Title:

ROMULUS CAPITAL II, L.P.

By:	Romulus Capital Partners II, LLC, its General Partner

By:
Name:
Title:

ROMULUS CAPITAL III, L.P.

By:	Romulus Capital Partners II, LLC, its General Partner

By:
Name:
Title:

ROMULUS ELC B3 SPECIAL OPPORTUNITY, L.P.

By:
Name:
Title:

ZAFFRAN SPECIAL OPPORTUNITIES LLC

By:
Name:
Title:

I2BF GLOBAL INVESTMENTS LTD.

By:
Name:
Title:

PRESTO CA LLC

By:
Name:
Title:

RAJAT SURI

By: